PROSPECTUS	Pricing Supplement No. 4269
Dated May 17, 2005	Dated December 12, 2005
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated August 24, 2005	No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION
GLOBAL MEDIUM-TERM NOTES, SERIES A
(Floating Rate Notes)

Issuer:	General Electric Capital Corporation

Ratings:	Aaa/AAA

Trade Date:	December 12, 2005

Settlement Date (Original Issue Date):	January 5, 2006

Maturity Date:	January 5, 2009

Principal Amount:	U.S.$ 1,000,000,000

Price to Public (Issue Price):	100.00%

Agent's Commission:	0.150%

All-in Price:	99.85%

Accrued Interest:	None

Net Proceeds to Issue:	U.S.$ 998,500,000

Interest Rate Basis:	LIBOR, as determined by LIBOR Telerate

Index Currency:	U.S. Dollars

Spread (Plus or Minus)	Plus 0.04%

Index Maturity:	Three Months

Interest Payment Period:	Quarterly

Interest Payment Dates:	Quarterly on each April 5, July 5, October 5, and January 5, ending on the

Maturity Date

Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue
Date based on three month USD LIBOR plus 0.04%

Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Day Count Convention:	Actual/360

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Redemption Dates:	None

Put Dates:	None

Settlement:	DTC

CUSIP:	36962GT79

(Floating Rate)

Pricing Supplement No. 4269
Dated December 12, 2005
Rule 424(b)(3)-Registration Statement
No. 333-123085

Additional Information:
General

At September 30, 2005, the Company had outstanding indebtedness totaling $344.022 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2005, excluding subordinated notes payable after one year was equal to $341.143 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption “Consolidated Ratio of Earnings to Fixed Charges” is hereby amended in its entirety, as follows:

		Year Ended December 31,			Nine Months Ended
2000	2001	2002	2003	2004	September 30, 2005
	(Restated)	(Restated)	(Restated)	(Restated)
1.52	1.73	1.66	1.86	1.89	1.82

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the “Underwriters”), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.15 % of the principal amount of the Notes.

Institution	Commitment
Lead Manager:

Citibank Capital Markets Inc.	$400,000,000
Goldman, Sachs & Co.	$400,000,000

Co-Managers:
BNP Paribas	$200,000,000

Total	$1,000,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)

Pricing Supplement No. 4269
Dated December 12, 2005
Rule 424(b)(3)-Registration Statement
No. 333-123085

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the underwriter collect at 1- 212-723-6104 or Investor Communications of the issuer at 1-203-357-3950.